Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references of our firm under the captions "Financial Highlights" in the Class A Prospectus of MTB Maryland Municipal Bond Fund and MTB Virginia Municipal Bond Fund and "Independent Registered Public Accounting Firm" in the Class A Shares Statement of Additional Information for the MTB Group of Funds- MTB Maryland Municipal Bond Fund and MTB Virginia Municipal Bond Fund in Post-Effective Amendment Number 66 to the Registration Statement (Form N-1A, No. 33-20673) of MTB Group of Funds, and to the incorporation by reference of our report, dated June 10, 2005, included in the MTB Group of Funds Annual Report to Shareholders for the fiscal year ended April 30, 2005.



                                                              ERNST & YOUNG LLP


Boston, Massachusetts
October 5, 2005